Exhibit 99.1

Kaiser Aluminum Corporation Reports

Second Quarter and First Half 2020 Financial Results

Second Quarter 2020:

•	Net Sales $276 Million; Value Added Revenue $175 Million, Down 17% Year-over-Year
•	Net Loss $7 Million; Net Loss per Diluted Share $0.41, Includes Pre-tax Restructuring Charges of $12 Million, or $0.57 per Diluted Share After-tax
•	Adjusted Net Income $6 Million; Adjusted Earnings per Diluted Share $0.36
•	Adjusted EBITDA $34 Million; Adjusted EBITDA Margin 19.7%
•	Total Liquidity ~$1.0 Billion

First Half 2020:

•	Net Sales $645 Million; Value Added Revenue $391 Million, Down 9% Year-over-Year
•	Net Income $23 Million; Net Income per Diluted Share $1.41
•	Adjusted Net Income $36 Million; Adjusted Earnings per Diluted Share $2.27
•	Adjusted EBITDA $94 Million; Adjusted EBITDA Margin 24.0%

FOOTHILL RANCH, Calif., July 22, 2020 - Kaiser Aluminum Corporation (NASDAQ:KALU), a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications, today announced second quarter and first half 2020 results.

Second Quarter 2020 Highlights

“Second quarter shipments and value added revenue reflect the impact of lower demand across our end markets due to the effects of COVID-19,” said Keith A. Harvey, President and Chief Operating Officer. “As we experienced rapid changes in business conditions, we executed on our business model and aggressively flexed costs and operating levels at our facilities in response to lower demand. Although there is often a lag with certain cost and related benefits, our highly variable cost structure allows us to react quickly, and flex costs through the cycles. Despite the decline in end market demand, pricing has held steady,” said Mr. Harvey.

Demand for the Company’s large commercial aerospace applications declined as Boeing and Airbus temporarily halted production and curtailed deliveries, while demand for defense applications continued to remain strong as the F-35 and other legacy fighter programs remained robust. The Company’s general engineering business showed good resiliency as demand for high performance KaiserSelect® products, along with solid support from the Company’s long-term customers, helped create additional pull for its products during the quarter. Demand for automotive applications significantly eroded during the second quarter as virtually all automotive assembly plants in North America temporarily shut down due to COVID-19 concerns. Although most automotive manufacturers resumed operations in June, restarts were slow and uneven throughout the supply chain as facilities continued to deal with COVID-19 outbreaks.

As discussed during the Company’s first quarter earnings call, Kaiser’s longstanding business cycle strategy has consistently focused on being well prepared for unexpected economic adversity. In April, the Company issued $350 million aggregate principal amount of 6.50% unsecured senior notes due 2025 to further strengthen its liquidity and financial flexibility. With approximately $1.0 billion of total liquidity, the Company has a strong safety net to navigate the current economic environment, proactively respond in an economic recovery, and capitalize on attractive investment opportunities.

Outlook

As the Company noted on the first quarter earnings call, value added revenue for large commercial aerospace and defense applications is anticipated to be down approximately 15% to 20% from record full year 2019 results. The two businesses combined represent approximately 50% of the Company’s total value added revenue.

“For the second half 2020, we anticipate total value added revenue will be down approximately 10% to 15% from the second quarter pace, with EBITDA margin in the mid-teens,” said Mr. Harvey. “Compared to the second quarter pace, we expect value added revenue for aerospace and high strength applications will be weak in the second half as large commercial aerospace shipments were heavily weighted to the first half of 2020. We expect normal seasonal demand weakness for our general engineering applications and anticipate a strong rebound for our automotive applications to value added revenue similar to the first quarter pace as customers return to more normal operations, and new program launches resume. Our second half outlook for value added revenue and EBITDA margin anticipates a weaker third quarter than fourth quarter due to timing of aerospace shipments and approximately $4 million of higher major maintenance costs related to timing of planned projects.

“As previously noted during our first quarter earnings call, in April we began limiting capital spending to critical sustaining projects only; however, with ample liquidity and more visibility for our end markets, we will proactively initiate capital spending on a number of organic investment opportunities to further support our automotive growth and enhance efficiencies throughout our operations. We anticipate that total capital spending for the full year 2020 will be approximately $50 to $60 million,” concluded Mr. Harvey.

Second Quarter and First Half 2020 Consolidated Results

(Unaudited)*

(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly			Six Months
	2Q20	1Q20	2Q19	1H20	1H19
Shipments (millions of lbs.)	119	156	156	274	318

Net sales	$276	$369	$375	$645	$771
Less hedged cost of alloyed metal[1]	(101)	(153)	(166)	(254)	(343)
Value added revenue	$175	$217	$209	$391	$428

Realized price per pound ($/lb.)
Net sales	$2.32	$2.37	$2.41	$2.35	$2.42
Less hedged cost of alloyed metal	(0.85)	(0.98)	(1.07)	(0.92)	(1.08)
Value added revenue	$1.47	$1.39	$1.34	$1.43	$1.34

As reported
Operating income	$5	$46	$32	$50	$75
Net (loss) income	$(7)	$29	$19	$23	$47
Net (loss) income per share, diluted[2]	$(0.41)	$1.81	$1.18	$1.41	$2.89

Adjusted[3]
Operating income	$21	$46	$35	$68	$80
EBITDA[4]	$34	$59	$48	$94	$104
EBITDA margin[5]	19.7%	27.4%	22.7%	24.0%	24.3%
Net income	$6	$30	$23	$36	$53
EPS, diluted[2]	$0.36	$1.90	$1.40	$2.27	$3.24

[1]

Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2]	Diluted shares for EPS are calculated using the treasury stock method.
[3]	Adjusted numbers exclude non-run-rate items (for all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures).
[4]	Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization.
[5]	Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*	Please refer to GAAP financial statements.

Totals may not sum due to rounding.

Second Quarter 2020

Net sales for the second quarter 2020 were $276 million compared to $375 million in the prior year period, reflecting a 24% decrease in shipments and a 4% decrease in average selling price. The decrease in average selling price reflected an approximately 10% increase in value added revenue per pound and a 21% decrease in underlying contained metal costs.

Value added revenue for the second quarter 2020 decreased to $175 million from $209 million in the prior year period, reflecting a 24% decrease in shipments as demand across end markets was impacted by COVID-19 as customers temporarily shut down operations and curtailed deliveries during the quarter. Value added revenue for the Company’s aerospace/high strength applications decreased 15% to $102 million and shipments decreased 25% reflecting temporary suspension of operations by aircraft manufacturers during the quarter and a slightly more favorable customer mix. Value added revenue for automotive extrusions decreased 58% to $9 million, reflecting a 58% decrease in shipments, as virtually every North American automotive manufacturer shut down operations due to the COVID-19 pandemic. Value added revenue for general engineering applications increased approximately 1% on a 7% decrease in shipments reflecting solid pricing and mix.

Adjusted EBITDA of $34 million in the second quarter of 2020 decreased $14 million compared to the prior year period reflecting the impact from lower value added revenue and operating leverage. Costs related to COVID-19 prevention and cleaning was approximately $1 million during the quarter. EBITDA as a percentage of value added revenue was a 19.7% in the second quarter 2020 as compared to 22.7% in the prior year period.

Reported operating income for the second quarter 2020 was approximately $5 million. Adjusting for approximately $17 million of non-run-rate charges, operating income for the second quarter of 2020 was approximately $21 million, compared to $35 million in the prior year quarter reflecting the items previously mentioned and an approximate $1 million year-over-year increase in depreciation expense. The $17 million of non-run-rate charges in the second quarter 2020 primarily reflects an approximately $12 million restructuring charge for severance and benefit costs as we flexed our cost and reduced our operating levels to align with lower demand, and an approximately $2 million charge for ongoing historical environmental issues associated with PCB cleanup.

Reported net loss for the second quarter 2020 was $7 million, or loss of $0.41 per diluted share, compared to net income and diluted earnings per share of $19 million and $1.18, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $6 million or $0.36 per diluted share for the second quarter 2020, compared to adjusted net income of $23 million or $1.40 per diluted share for the second quarter 2019, reflecting the impact of the lower operating income and $5 million of additional pre-tax interest expense.

First Half 2020

Net sales for the first half 2020 were $645 million compared to $771 million in the prior year period, reflecting a 14% decrease in shipments and a 3% decrease in average selling price. The decrease in average selling price reflected an approximately 7% increase in value added revenue per pound and a 15% decrease in underlying contained metal costs.

Value added revenue for the first half 2020 decreased to $391 million from $428 million in the prior year period, reflecting a 14% decrease in shipments due to the second quarter impact of COVID-19 on customer demand.

Adjusted EBITDA of $94 million in the first half 2020 decreased $10 million compared to the prior year period reflecting the reduction in second quarter EBITDA due to the items previously noted. Adjusted EBITDA as a percentage of value added revenue was a 24.0% in the first half 2020, comparable to 24.3% in the prior year period. This reflected a record 27.4% margin in the first quarter 2020 and the drag on margins in the first half 2019, due to planned and unplanned downtime at the Spokane, Washington (Trentwood) facility, and lower automotive shipments due to program transitions.

Reported operating income for the first half 2020 was $50 million. Adjusting for approximately $17 million of non-run-rate charges, operating income for the first half 2020 was $68 million, compared to $80 million in the prior year period due the items previously mentioned and an approximate $2 million of depreciation expense.

Reported net income for the first half 2020 was $23 million, or $1.41 per diluted share, compared to net income and diluted earnings per share of $47 million and $2.89, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $36 million or $2.27 per diluted share for the first half 2020, compared to adjusted net income of $53 million or $3.24 per diluted share for the first half 2019.

Cash Flow and Balance Sheet

In the first half 2020, adjusted EBITDA of $94 million funded approximately $32 million of capital investments, $6 million of interest payments and $34 million of cash returned to shareholders through dividends and share repurchases. As of June 30, 2020, the Company had cash and cash equivalents of approximately $711 million, and borrowing availability under the Company's revolving credit facility of approximately $282 million providing total liquidity of approximately $1.0 billion. There were no borrowings under the revolving credit facility during the quarter and the facility remains undrawn.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, July 23, 2020, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss second quarter 2020 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (844) 889-7783, and accessed internationally at (661) 378-9764. A link to the simultaneous webcast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to it at the time such statements are made. Kaiser Aluminum cautions that any forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include: (a) the effectiveness of management's strategies and decisions, including capital spending strategies and decisions; (b) general economic and business conditions, including the impact of the global outbreak of Coronavirus Disease 2019 and governmental and other actions taken in response, cyclicality and other conditions in the aerospace, automotive and other end markets the Company serves; (c) pricing and the Company’s ability to effectively flex costs in response to changing economic conditions; (d) developments in technology; (e) new or modified statutory or regulatory requirements; (f) changing prices and market conditions; (g) the completion of the review of the financial statements as of and for the quarter and six-month period ended June 30, 2020; and (h) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2019 and Form 10-Qs for quarters ended March 31, 2020 and June 30, 2020. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)(1)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(In millions of dollars, except share and per share amounts)
Net sales	$275.7	$375.3	$645.0	$770.5
Costs and expenses:
Cost of products sold, excluding depreciation and amortization and other items	224.5	303.5	511.1	618.6
Depreciation and amortization	13.0	12.1	26.2	24.0
Selling, general, administrative, research and development	22.7	27.2	46.6	52.4
Restructuring costs	11.9	—	11.9	—
Other operating charges, net	(1.1)	0.1	(1.1)	0.1
Total costs and expenses	271.0	342.9	594.7	695.1
Operating income	4.7	32.4	50.3	75.4
Other income (expense):
Interest expense	(10.5)	(5.8)	(16.6)	(11.5)
Other income (expense), net	0.5	(0.1)	(0.3)	0.4
(Loss) income before income taxes	(5.3)	26.5	33.4	64.3
Income tax provision	(1.3)	(7.3)	(10.9)	(17.1)
Net (loss) income	$(6.6)	$19.2	$22.5	$47.2

Net (loss) income per common share:
Basic	$(0.41)	$1.19	$1.42	$2.93
Diluted[2]	$(0.41)	$1.18	$1.41	$2.89
Weighted-average number of common shares outstanding (in thousands):
Basic	15,781	16,063	15,809	16,085
Diluted[2]	15,781	16,240	15,929	16,298

[1]	Please refer to the Company's Form 10-Q for the quarter ended June 30, 2020 for detail regarding the items in the table.
[2]	Diluted shares for EPS are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED) (1)

	June 30, 2020	December 31, 2019
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$710.6	$264.3
Short-term investments	—	78.7
Receivables:
Trade receivables, net	126.4	167.1
Other	22.0	18.1
Contract assets	41.6	54.6
Inventories	181.4	177.6
Prepaid expenses and other current assets	25.7	19.4
Total current assets	1,107.7	779.8
Property, plant and equipment, net	627.1	622.0
Operating lease assets	28.0	25.8
Deferred tax assets, net	0.0	11.8
Intangible assets, net	28.1	29.6
Goodwill	18.8	18.8
Other assets	38.7	38.4
Total	$1,848.4	$1,526.2
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$61.0	$92.0
Accrued salaries, wages and related expenses	34.9	34.4
Other accrued liabilities	54.5	44.0
Total current liabilities	150.4	170.4
Long-term portion of operating lease liabilities	27.0	25.2
Net liabilities of Salaried VEBA	32.5	32.6
Deferred tax liabilities	7.3	4.5
Long-term liabilities	75.3	67.0
Long-term debt	837.1	492.6
Total liabilities	1,129.6	792.3
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both June 30, 2020 and December 31, 2019; no shares were issued and outstanding at June 30, 2020 and December 31, 2019	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both June 30, 2020 and at December 31, 2019; 22,647,455 shares issued and 15,812,169 shares outstanding at June 30, 2020; 22,550,827 shares issued and 15,868,304 shares outstanding at December 31, 2019	0.2	0.2
Additional paid in capital	1,063.3	1,062.9
Retained earnings	173.4	172.8
Treasury stock, at cost, 6,835,286 shares at June 30, 2020 and 6,682,523 shares at December 31, 2019, respectively	(475.9)	(463.4)
Accumulated other comprehensive loss	(42.2)	(38.6)
Total stockholders' equity	718.8	733.9
Total	$1,848.4	$1,526.2

[1]	Please refer to the Company's Form 10-Q for the quarter ended June 30, 2020 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except share and per share amounts)

	Quarterly
	2Q20	1Q20	4Q19	3Q19	2Q19
GAAP net (loss) income	$(6.6)	$29.1	$(10.6)	$25.4	$19.2
Interest expense	10.5	6.1	7.3	5.8	5.8
Other (income) expense, net [1]	(0.5)	0.8	20.3	0.8	0.1
Income tax provision (benefit)	1.3	9.6	(7.4)	8.7	7.3
GAAP operating income	4.7	45.6	9.6	40.7	32.4
Mark-to-market loss [2]	0.5	0.1	0.8	1.1	1.5
Restructuring charges	11.9	—	—	—	—
Goodwill impairment	—	—	25.2	—	—
Other operating NRR loss [3,4]	4.3	0.5	3.9	2.6	1.5
Operating income, excluding operating NRR items	21.4	46.2	39.5	44.4	35.4
Depreciation and amortization	13.0	13.2	12.8	12.3	12.1
Adjusted EBITDA [5]	$34.4	$59.4	$52.3	$56.7	$47.5

GAAP net (loss) income	$(6.6)	$29.1	$(10.6)	$25.4	$19.2
Operating NRR Items	16.7	0.6	29.9	3.7	3.0
Non-operating NRR Items [6]	1.2	1.2	22.0	1.6	1.6
Tax impact of above NRR Items	(5.6)	(0.5)	(12.5)	(1.5)	(1.1)
Adjusted net income	$5.7	$30.4	$28.8	$29.2	$22.7

Net (loss) income per share, diluted [7]	$(0.41)	$1.81	$(0.66)	$1.57	$1.18
Adjusted earnings per diluted share [7]	$0.36	$1.90	$1.79	$1.82	$1.40

[1]

Other (income) expense, net includes loss on extinguishment of our 5.875% Senior Notes during the fourth quarter of 2019 which includes a $16.5 million premium paid to redeem the notes and a $3.8 million write-off of unamortized debt issuance costs associated with the notes.

[2]

Mark-to market loss on derivative instruments represents the reversal of mark-to-market gain on hedges entered into prior to the adoption of ASU 2017-12 and settled in 2020 and 2019. Operating income excluding non-run-rate items reflect the realized loss of such settlements.

[3]	NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[4]

Other operating NRR items primarily represent the impact of non-cash service cost related to the Salaried VEBA, adjustments to plant-level LIFO, environmental expenses, workers' compensation cost (benefit) due to discounting and impairment losses.

[5]	Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
[6]

Non-operating NRR items represents the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost, loss on extinguishment of our 5.875% Senior Notes during the year ended December 31, 2019 which includes a $16.5 million premium paid to redeem the notes and a $3.8 million write-off of unamortized debt issuance costs associated with the notes.

[7]	Diluted shares for EPS are calculated using the treasury stock method.